Exhibit 3.52.1

CERTIFICATE OF CONVERSION

OF

ALS-VENTURE I, INC.
(a Delaware corporation)

INTO

PSLT-ALS PROPERTIES I, LLC
(a Delaware limited liability company)

Pursuant to Section 266 of the Delaware General Corporation Law (“DGCL”) and
Section 18-214 of the Delaware Limited Liability Company Act (“DLLCA”)

ALS-Venture I, Inc., a Delaware corporation (the “Corporation”), desires to convert into PSLT-ALS Properties I, LLC, a Delaware limited liability company (the “Company”), pursuant to Section 266 of the DGCL and Section 18-214 of the DLLCA (the “Conversion”), and the undersigned hereby certify as follows:

FIRST:  The name of the Corporation is “ALS-Venture I, Inc.”  The name under which the Corporation was originally incorporated is “ALS-NACC, Inc.”

SECOND:  The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 15, 1997.

THIRD:  The name of the limited liability company into which the Corporation shall be converted is “PSLT-ALS Properties I, LLC”, which such name shall be set forth in the Company’s Certificate of Formation to be filed with the Secretary of State of the State of Delaware in accordance with Section 18-214(b) of the DLLCA.

FOURTH:  The Conversion has been approved in accordance with the provisions of Section 266 of the DGCL.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Certificate of Conversion to be executed this 21st day of October, 2004.

ALS-VENTURE I, INC.

By:	/s/ Saul A. Behar
	Name:	Saul A. Behar
	Title:	Secretary

/s/ Saul A. Behar
Saul A. Behar
Authorized Person